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Siebel Systems, Inc.

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[SIEBEL SYSTEMS LETTERHEAD]

May 30, 2003

Dear Siebel Systems, Inc. Stockholder:

Attached is a letter to stockholders outlining the many reasons why you should vote with the Company’s management on several proposals contained in the Siebel Systems 2003 Proxy Statement. We are writing to underscore the significant damage that could be done to Siebel Systems—and you as a Siebel Systems stockholder—in the event that two of these proposals, Proposal 4 (equity policy) and Proposal 5 (stock option expensing), are passed at the Company’s 2003 Annual Meeting on June 11. We strongly recommend that you vote AGAINST Proposals 4 and 5.

Proposals 4 and 5 seek to institute certain arbitrary accounting and other controls on the Company, the net effect of which would be to undermine the Company’s use of equity incentives for its employees. We believe that these proposals are being offered primarily as publicity devices to attract attention to the anti-compensation agendas of their respective proponents, without regard to the harmful effect each proposal would have on the Company and its stockholders. The following is a summary of such adverse effects:

•	The proposals could significantly impede the Company’s ability to recruit, retain and motivate executives and key employees, since they are inconsistent with the practices of the vast majority of public companies—including the Company’s competitors. This could make it much more difficult for the Company to meet its goals, which in turn would cause stockholder value to suffer.

•	The proposals could result in adverse accounting consequences for the Company. The expenses that the Company would be forced to record on its financial statements as a result of the proposal could increase the volatility of the Company’s earnings and negatively impact its reported financial results—particularly when compared to the vast majority of other companies, which have not adopted these non-competitive practices.

•	Methods of accounting that require all stock options to be expensed are deeply flawed. The granting of a stock option does not generate an actual cash expense to the Company. Proposal 5, however, would require the Company to record a compensation expense for the potential value for all stock options, even if no value is ever realized. The recorded expense could therefore be substantially different than the actual expense incurred by the Company or the actual benefit received by employees, which can yield gross misrepresentations of operating performance in the Company’s financial statements—including the recognition of significant expenses for options that are significantly underwater or have been terminated or cancelled.

•	There is no consistent method for valuing options for expensing purposes. Different companies can choose different methods with different assumptions and come up with different expenses—even for the exact same set of stock options—which makes it difficult, if not impossible, for companies to determine an accurate and consistent means of calculating stock option expenses.

•	Stock option expensing is premature. There is considerable ongoing debate regarding stock option accounting at the FASB, the SEC and other appropriate regulatory bodies. Until these organizations provide definitive option expensing rules, the Company should not be pressured into adopting a flawed and inconsistently applied method of accounting for stock options, like that contemplated by Proposal 5.

For these reasons, we urge you to vote AGAINST Proposals 4 and 5.

Best regards,

The Executive Management of Siebel Systems, Inc.

[SIEBEL SYSTEMS LETTERHEAD]

May 30, 2003

Dear Siebel Systems, Inc. Stockholder:

We are writing to bring your attention to three proposals on which we need your support. As outlined below and in our proxy statement filed with the SEC, we believe that the two stockholder proposals—Proposal 5, a proposal to expense stock options, and Proposal 4, a proposal to adopt an “equity policy”—could damage Siebel Systems and ultimately you as a Siebel Systems stockholder, and we strongly urge you to vote AGAINST both proposals. In contrast, Proposal 2—Siebel Systems’ proposal to adopt a new employee stock purchase plan—is extremely important to the Company and its employees and we strongly urge you to vote FOR this proposal.

Before discussing these proposals, it is important to note that Siebel Systems has long believed in broad-based employee stock ownership. Since its initial public offering in June 1996, Siebel Systems’ stockholders have enjoyed a return of approximately 760%, well outpacing returns of 42% for the S&P 500 and 31% for the Nasdaq Composite Index over the same period. We believe that these returns are a direct result of the hard work and dedication of our employees, which in turn is a direct result of the symbiotic alignment of employee and stockholder interests through the Company’s stock option and stock purchase plans.

While Siebel Systems’ belief in broad-based employee stock ownership has not wavered, we also realize that stockholders are now more concerned about the potential dilution from stock options than they have been in the past. To address these concerns, the Company has taken significant and unprecedented steps over the past year to reduce the potential dilution to stockholders from employee stock options. From December 31, 2001 to March 31, 2003, the Company reduced its potential dilution levels from 53% to 31% by eliminating over 95 million outstanding employee stock options, primarily through the following actions:

•	In 2002, the Company adjusted its compensation structure to significantly reduce its guidelines regarding the number of stock options issued to new employees and to tie ongoing stock option grants to both individual and corporate performance;

•	In September 2002, the Company cancelled approximately 28 million shares subject to outstanding employee stock options in exchange for shares of common stock that are subject to a holding period of up to four years; and

•	In January 2003, the Company cancelled approximately 26 million stock options held by our Chairman and CEO, Thomas M. Siebel, at his voluntary request and for no consideration. This cancellation covered all options granted to Mr. Siebel since October 1998. These options had a fair value of $56.1 million at the time of cancellation (using a Black-Scholes model), and included “in-the-money” options with $30.2 million in value at the time of cancellation.

Proposal 5—Stockholder Proposal Regarding Expensing of Stock Options

The Board of Directors strongly recommends a vote AGAINST Proposal 5, the stockholder proposal regarding expensing stock options, which was submitted by the AFSCME Employees Pension Plan (“AFSCME”), which owns 5,094 shares, or 0.001%, of the Company’s outstanding common stock. The Company believes that the numerous proposals regarding stock option expensing that are currently being advanced at companies across the country are offered primarily as publicity devices, and offer no tangible economic or business benefit for companies or their stockholders. Methods of accounting that require stock options to be expensed are deeply flawed. The granting of a stock option does not generate an actual cash expense to the Company. AFSCME’s proposal, however, would require the Company to record a compensation expense for the potential value of all stock options, even if no value is ever realized. The recorded expense could therefore be substantially different than the actual expense incurred by the Company or the actual benefit received by employees, which can yield bizarre results in the Company’s financial statements. For example, for the quarter ended March 31, 2003, the Company disclosed that the pro forma expense related to its outstanding stock options would have been approximately $300 million. However, approximately 99% of this expense related to options that have either been cancelled or are significantly “out-of-the-money,” and therefore provide no actual compensation to employees, little or no risk of potential dilution to stockholders, and no real effect on the Company’s financial results. The result of AFSCME’s proposal would be a much cloudier view of the Company’s financial performance for stockholders.

Moreover, expensing stock options under current accounting rules could make it extremely difficult for stockholders to compare the Company’s financial statements with those of other companies—including its competitors—the vast majority of which do not expense stock options. Moreover, even if all companies were to expense stock options, there is no consistent method under current accounting rules for valuing options. Different companies can choose different methods with different assumptions and come up with different expenses—even for the exact same set of stock options—which could lead to even more confusion in the financial markets.

Siebel Systems prides itself on having in place strong financial controls and corporate best practices for financial reporting. The Company believes that the disclosure provided in its financial statements and related discussions regarding stock options exceeds the requirements of generally accepted accounting principles and the disclosures provided by other companies in its peer group. For example, the Company discloses detailed stock option information for its most highly compensated executives on a quarterly basis, while most other companies disclose this information only on an annual basis. In addition, the Company already separately discloses in a footnote to its financial statements details regarding pro forma net earnings and earnings per share as if it had expensed equity-based compensation. This disclosure adequately informs stockholders of the pro forma expense related to stock option grants, and in fact may provide more helpful and relevant information because stockholders can compare the Company’s disclosure to that provided by companies with which it competes and which similarly account for stock options. Therefore, AFSCME’s proposal provides a number of serious drawbacks for the Company and its stockholders, without providing any corresponding benefits.

Finally, AFSCME’s proposal is premature. There is considerable ongoing debate regarding stock option accounting. The Financial Accounting Standards Board (“FASB”) has acknowledged that many outstanding issues must be resolved before it will require stock options to be expensed. Congress has also joined the debate—both the House of Representatives and the Senate recently introduced legislation that would put a three-year moratorium on any new accounting rules relating to stock options until the effect of stock option expensing can be better understood. The Company intends to comply fully with any new rules and regulations once they become effective. However, while FASB, the SEC and other appropriate regulatory bodies analyze the accounting treatment of stock options, and until companies are provided with further guidance and uniform rules that create a level playing field for all companies, the Company should not be pressured into adopting a flawed and inconsistently applied method of accounting for stock options.

We strongly urge you to vote AGAINST Proposal 5.

Proposal 4—Stockholder Proposal Regarding an Equity Policy

The Board of Directors strongly recommends a vote AGAINST Proposal 4, the stockholder proposal regarding an equity policy, which was submitted by the College Retirement Equities Fund (“CREF”), which owns approximately 2.4 million shares, or 0.5%, of the Company’s outstanding common stock. As outlined below, the Company believes that CREF’s proposal could significantly damage the Company by (i) impeding its ongoing efforts to recruit, motivate and retain executives and key employees, and (ii) resulting in deleterious accounting consequences for the Company.

The Company’s Board of Directors believes that the combination of items recommended by CREF—prescribing arbitrary limits on option grants, requiring performance hurdles or “indexing” for options, imposing

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mandatory holding periods for stock held by executives, and creating financial penalties for executives—could significantly impede the Company’s ability to recruit the executives and key employees that are critical to its success, and could considerably undermine its ability to motivate and retain its current executives and key employees. The Company’s compensation policies were developed based on independent industry data and approved by an independent Compensation Committee comprised of world-class professionals. Changing these policies in the manner suggested by CREF would make them much less attractive than those offered by our competitors. Not only could this harm the Company’s recruiting efforts, but it could demotivate employees and increase employee turnover. This could make it much more difficult for the Company to meet its goals, which in turn would cause stockholder value to suffer.

CREF’s proposal could also result in adverse accounting consequences for the Company. Under current accounting rules, granting indexed stock options would require the Company to reflect in its quarterly earnings statements a compensation expense adjustment that varies based on the difference between the market price of Siebel’s stock and the exercise price of any outstanding indexed stock options. This variable compensation expense could increase the volatility of Siebel’s earnings and negatively impact its reported financial performance, particularly when compared to other companies that have not adopted these non-competitive practices. The grant of stock options at a fixed exercise price, which is the Company’s current practice, does not lead to this negative accounting result. The Company’s Compensation Committee believes that granting fixed price stock options is a far better and much more competitive practice, and it should have the flexibility to grant whichever form of stock options that it believes would yield the best results for stockholders—including forms that avoid adverse accounting consequences.

We strongly urge you to vote AGAINST Proposal 4.

Proposal 2—Approval of 2003 Employee Stock Purchase Plan

The Board of Directors strongly recommends a vote FOR Proposal 2, approval of the Siebel Systems 2003 Employee Stock Purchase Plan (“ESPP”). An employee stock purchase plan is a key benefit and a tremendous source of motivation for the Company’s employees—motivation that comes at a very low cost to stockholders. The ESPP will directly align the interests of employees and stockholders by allowing employees to use hard-earned, after-tax payroll dollars to purchase a stake in the Company, which also provides a significant amount of cash for the Company. Under the ESPP, which contains industry-standard terms, these purchases will be at 85% of the fair market value of the Company’s common stock on either the first or last day of each six-month offering period, whichever is lower. The Board reserved only 15 million shares for issuance under the ESPP, which is approximately three percent of the Company’s outstanding common stock. Assuming constant participation rates and stock prices, the number of shares reserved under the new ESPP will allow employees to participate for approximately three years, resulting in an approximate potential dilution rate of only one percent per year. Because of the reasonableness of the structure of and number of shares reserved under the ESPP, Institutional Shareholder Services has concurred with the Board of Director’s recommendation that stockholders vote FOR this proposal.

We strongly urge you to vote FOR Proposal 2.

On behalf of our Board of Directors and employees, we thank you for your continued interest and support.

Best regards,

/s/ KENNETH A. GOLDMAN	/s/ JEFFREY T. AMANN

Kenneth A. Goldman Senior Vice President and Chief Financial Officer	Jeffrey T. Amann Senior Vice President and General Counsel

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